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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities Exchange
                                   Act of 1934.

                                               Commission File Number 000-31277
                                                                      ----------

                       PARK MERIDIAN FINANCIAL CORPORATION
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             (Exact name of registrant as specified in its charter)

     6826 MORRISON BOULEVARD, CHARLOTTE, NORTH CAROLINA 28211 (704) 366-7275
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           $.01 PAR VALUE COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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        (Titles of all other classes of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]       Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]       Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date:

NONE. EFFECTIVE 6:00 P.M., BIRMINGHAM, ALABAMA TIME, ON NOVEMBER 13, 2001, REGISTRANT WAS ACQUIRED BY REGIONS FINANCIAL CORPORATION ("REGIONS") PURSUANT TO THE MERGER OF THE REGISTRANT WITH AND INTO REGIONS.

         Pursuant to the requirements of the Securities Exchange Act of 1934, REGIONS FINANCIAL CORPORATION, AS SUCCESSOR BY MERGER TO THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 13, 2001          By:    /s/ Samuel E. Upchurch, Jr.
      ------------------------         ------------------------------------
                                       Samuel E. Upchurch, Jr.
                                       Executive Vice President, General Counsel
                                       and Corporate Secretary of Regions
                                       Financial Corporation, Successor to the
                                       Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.